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                                                                   EXHIBIT 23.02

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the captions "Experts" and "Selected Consolidated Financial Data" and to the use of our report dated February 17, 2000, except for the third and fourth paragraphs of Note 1, as to which the date is October 13, 2000, and except for the second and third paragraphs of Note 11, as to which the date is October 30, 2000, in Amendment No. 7 to the Registration Statement (Form S-1 No. 333-44030) and related Prospectus of Transmeta Corporation for the registration of 14,950,000 shares of its common stock.

                                               /s/ ERNST & YOUNG LLP

Palo Alto, California
November 3, 2000